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                                  [LETTERHEAD]


May 3, 1999

Direct Focus, Inc.
2200 NE 65th Avenue
Vancouver, Washington 98661

     Re:  Registration Statement on Form S-1

Gentlemen:

     We have acted as counsel to Direct Focus, Inc. (the "Company") in connection with the Company's proposed issuance and sale of up to 975,000 shares of the Company's common stock (the "Shares") pursuant to the Company's registration statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act").

     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. Based upon the foregoing, we are of the opinion that upon the happening of the following events, the Shares will be duly authorized, validly issued, fully paid and nonassessable:

     (a) the filing and effectiveness of the Registration Statement and any amendments thereto,

     (b) due execution by the Company and registration by its registrar of the Shares,

     (c) the offering and sale of the Shares as contemplated by the Registration Statement, and

     (d) the Company's receipt of the consideration required for the Shares to be sold pursuant to the Registration Statement.

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Direct Focus, Inc.
May 3, 1999
Page 2


     We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus, which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,

                              GARVEY, SCHUBERT & BARER